UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 22, 2008

Landec Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

California	0-27446	94-3025618
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3603 Haven Ave. Suite E, Menlo Park, California		94025
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	650-306-1650

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On July 22, 2008, the Compensation Committee of the Board of Directors (the "Committee") of Landec Corporation (the "Company") approved the performance criteria and structure for cash bonuses that may be awarded to employees of the Company and its subsidiary, Apio, Inc. ("Apio"), for the 2009 fiscal year (the "Plan"). Employees of the Company may earn cash bonuses based upon the achievement of revenue targets and by exceeding net income targets for the Company, and employees of Apio may earn cash bonuses based upon the achievement of revenue and controllable income targets for Apio. Bonuses are calculated by multiplying a percentage of each participant’s base salary by the percentage of the aggregate performance goals that is attained. The percentage of base salary used to determine each participant’s target cash bonus payment ranges from 50% to 80% of base salary for executive officers (with the maximum bonus not to exceed an amount ranging from 100% to 104% of base salary) and from 8% to 40% of base salary for other employees (with the maximum bonus not to exceed an amount ranging from 17% to 83% of base salary). Participants must attain a minimum percentage of the aggregate performance goals to receive a bonus under the Plan. Also, participants must be employed by the Company or Apio at the end of fiscal year 2009. Bonus payments, if any, will be made in single lump sum cash payments as soon as practicable after the end of the Company’s fiscal year.

On July 22, 2008, the Committee approved the grant of an option to purchase 30,000 shares of common stock and 10,000 restricted stock units to Ronald Midyett, CEO of Apio. The stock option vests monthly over three years and the restricted stock units will vest on the third anniversary of the grant.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Landec Corporation

July 23, 2008	By:	/s/Gregory S. Skinner

Name: Gregory S. Skinner
Title: Vice President of Finance and Chief Financial Officer